Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact: Matt Garth (212) 836-2674 Matthew.Garth@arconic.com	Media Contact: Shona Sabnis (212) 836-2626 Shona.Sabnis@arconic.com

Arconic Launches as Strong Standalone Company:

Global Leader in Multi-Materials Innovation, Precision Engineering and Advanced Manufacturing

Separation of Alcoa Inc. into Two Standalone Companies Complete

Arconic Begins Trading Today as “ARNC” on the NYSE

New York, November 1, 2016 – Arconic Inc. (NYSE: ARNC) launches today as a global leader in multi-materials innovation, precision engineering and advanced manufacturing, strongly positioned in attractive markets. The Company begins trading today on the New York Stock Exchange (NYSE) under the ticker “ARNC.”

In 2015, the businesses that today comprise Arconic recorded revenues of approximately $12.5 billion. Of this, approximately 65 percent derived from markets characterized by secular growth and compelling margins, including aerospace and automotive; the balance – 35 percent – was from markets with solid growth and attractive margins, such as specialty and industrial products, and building and construction.

The separation of Alcoa Inc. into two standalone companies – Arconic Inc. and Alcoa Corporation – took effect today through a pro rata distribution by Arconic Inc. of 80.1 percent of the outstanding shares of the newly-formed Alcoa Corporation. Alcoa Inc. shareholders receive one share of Alcoa Corporation common stock for every three shares of Alcoa Inc. common stock held as of the record date of October 20, 2016. Alcoa Inc. shareholders also retain their shares of Alcoa Inc., which become Arconic Inc. shares.

“Today we launch Arconic as a strong independent company,” said Arconic Chairman and CEO Klaus Kleinfeld. “Our multi-year transformation while part of Alcoa Inc. substantially improved our competitiveness and profitability. Today, we are very well positioned as a leader in attractive markets. Our culture combines driving innovation with a relentless focus on operational excellence and cost control; this positions Arconic to create significant value for our customers and profitable growth for our shareholders.”

The company has a compelling financial profile with attractive margin profile and significant future profitable growth upside. The businesses have a relentless focus on cost reduction and strong track record of productivity improvements, having consistently delivered savings above $600 million per year. The Company takes a disciplined approach to capital allocation, with a priority on high return uses. Additionally, Arconic’s 19.9 percent retained interest in Alcoa Corporation is available for monetization.

A leader in advanced technology solutions, Arconic is a major supplier to the industry leaders in all sectors it serves. The Company’s position as a development partner to industry leaders is a key driver of share gains. The Company holds strong positions in attractive markets; 70 percent of Arconic’s 2015 revenues1 came from products where the Company holds either the number one or two market position.

Within aerospace, which accounts for approximately 40 percent of Arconic total revenues, the Company develops and manufactures high performance, engineered products and solutions for airframe structures and aero engines. Since 2008, the Company has significantly grown its capabilities through a combination of organic and inorganic technology and innovation-focused investments. As a result, Arconic has gained significant share on next generation aero engines and aero structures. The Company can today supply over 90 percent of the components within the jet engine, and it is a leader in structural parts for both metallic and carbon fiber reinforced plastic (CFRP) aircraft. In fact, 85 percent of the Company’s aerospace revenues come from products where it holds either the number one or number two market position.

[1]	References to Arconic’s 2015 revenues refer to the combined revenues of the Value-Add (Arconic) segments of Alcoa Inc. in 2015: Global Rolled Products (excluding the rolling mill operations in Warrick, IN, and Saudi Arabia), Engineered Products and Solutions and Transportation and Construction Solutions.

In the North American automotive market, Arconic invented the bonding process to enable the mass-market shift from steel to aluminum, and it is today at the forefront of capturing growing demand for aluminum sheet as the industry shifts to light-weighting. The Company expects its North American automotive sheet revenues to grow six-fold, from $229 million in 2013 to $1.3 billion in 2018. Across its North American automotive portfolio, 96 percent of the Company’s revenues come from products where it is number one or number two in its market.

Arconic representatives will mark the Company’s trading debut as ARNC by ringing the opening bell at the NYSE on November 2, 2016.

The Arconic Foundation, an independently endowed charitable organization, is making its inaugural grant to an organization that reflects the Arconic vision: Engineers Without Borders (EWB). The $300,000 grant will support the mission of EWB in major countries where Arconic operates: the United States, the United Kingdom, France, Germany, Mexico and Brazil. EWB applies engineering and ingenuity to infrastructure projects worldwide to help build a resilient, sustainable future.

About Arconic

Arconic Inc. (NYSE: ARNC) creates breakthrough products that shape industries. Working in close partnership with our customers, we solve complex engineering challenges to transform the way we fly, drive, build and power. Through the ingenuity of our people and cutting-edge advanced manufacturing techniques, we deliver these products at a quality and efficiency that ensures customer success and shareholder value.

Dissemination of Company Information

Arconic intends to make future announcements regarding Company developments and financial performance through its website at www.arconic.com.

Forward–Looking Statements

This communication contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “guidance,” “goal,” “intends,” “may,” “outlook,” “plans,” “projects,” “seeks,” “sees,” “should,” “targets,” “will,” “would,” or other words of similar meaning. All statements that reflect Arconic’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, forecasts relating to future financial results or operating performance. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict. Although Arconic believes that the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that these expectations will be attained and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Such risks and uncertainties include, but are not limited to: (a) the impact of the separation on the businesses of Arconic; (b) deterioration in global economic and financial market conditions generally; (c) unfavorable changes in the markets served by Arconic; and (d) the other risk factors discussed in Arconic’s Form 10-K for the year ended December 31, 2015, and other reports filed with the U.S. Securities and Exchange Commission (SEC). Arconic disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law.

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